Exhibit 99.1

           Rayovac Announces Fourth Quarter and Fiscal 2003 Results

     -- Remington Transaction closed September 30
     -- FY2004 EPS Guidance of $1.60 to $1.70

    MADISON, Wis., Nov. 13 /PRNewswire-FirstCall/ -- Rayovac Corp. (NYSE: ROV) announced today Fiscal 2003 fourth quarter diluted earnings per share of 39 cents and pro forma diluted earnings per share of 49 cents, meeting First Call Consensus estimates. This compares to diluted earnings per share of 41 cents and pro forma diluted earnings per share of 38 cents for the comparable prior year period. The pro forma diluted EPS excludes the impact of certain charges described in further detail in the release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data."
    (Logo: http://www.newscom.com/cgi-bin/prnh/20020716/ROVLOGO )
    "In fiscal 2003, Rayovac transformed itself through the acquisition of both VARTA Consumer Batteries and Remington Products to become a larger global consumer products company with a portfolio of world-class brands," said David Jones, chairman and CEO. "During this year, we diversified our product portfolio, strengthened our position in international markets and introduced revolutionary new products, which are all significant accomplishments contributing to this transformation."

    Fourth Quarter Results
    Results for the fourth quarter and Fiscal 2003 year-end include those of the consumer battery business of VARTA, acquired on October 1, 2002.
Quarterly comparative historical data for the acquired operations is not available in U.S. Generally Accepted Accounting Principles (GAAP) format. All comparisons to Fiscal 2002 exclude VARTA consumer battery business data in the prior year.
    For the fourth quarter, sales were $252.0 million, compared to $154.3 million for the same period last year. Most of the sales increase was attributable to the VARTA acquisition. Operating income was $28.3 million, up from the $25.5 million for the same period last year. Fiscal 2003 operating income benefited from the VARTA acquisition offset by $0.9 million of special charges and $3.9 million of retailer inventory repricing programs. Fiscal 2002 benefited from a $1.4 million change in estimate to 2001 restructuring initiatives.
    Pro forma operating income was $33.1 million, up from $24.1 million last year. The pro forma operating income increase was attributable to the sales growth and integration synergies from the VARTA acquisition partially offset by the impacts of lower sales in North America.
    Interest expense increased to $9.1 million from $3.8 million last year, the result of higher debt levels associated with the VARTA acquisition. Other (income) expense improved $1.3 million versus last year, the result of favorable foreign currency transaction gains.
    Diluted earnings per share were 39 cents compared to 41 cents last year. Pro forma diluted earnings per share were 49 cents, an increase of 29 percent over pro forma diluted earnings per share of 38 cents last year. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the fourth quarter and the comparable period last year.
    North America sales for the fourth quarter were $108.8 million, down
$13.8 million from the $122.6 million reported last year. This decline is reflected in part by the anticipated impact of retailer transition to the new alkaline ("50 percent more") program as the company completes SKU conversions in preparation for the important October through December selling period. Despite this decline in alkaline sales, three of the other product categories showed sales gains during the quarter; hearing aid battery sales were up six percent, lighting products increased 13 percent, and rechargeable battery and charger sales increased 20 percent during the quarter, the result of a successful retail sell-in of the Company's revolutionary new 15 Minute I-C3 rechargeable battery system. This new system will recharge the Company's I-C3 Nickel Metal Hydride (NiMH) batteries in as little as 15 minutes or less, setting a new standard for the category.
    North America segment profitability was $19.8 million, as compared to $33.0 million reported last year. The decrease in profitability was the result of the revenue shortfall, plus gross profit margin reduction due to product and customer mix changes and the impact of retailer inventory repricing programs.
    The Europe/Rest of World results reflect the benefits of the VARTA acquisition where sales were $108.7 million, up from $14.1 million last year. The continued strength of hearing aid battery sales and Rayovac branded general battery business also contributed to these favorable results. The region's segment profitability increased to $14.0 million from $2.0 million last year, largely due to the benefits of the VARTA acquisition.
    In Latin America, sales increased to $34.5 million, up $16.9 million from the same period last year. The sales improvement was attributable to the VARTA acquisition partially offset by economic weakness in the region. Latin America segment profitability was $6.8 million, an improvement of $8.0 million versus last year. This improvement was the result of stronger sales of alkaline and zinc carbon batteries, increased gross profit margins and lower operating expenses as a percent of sales, reflecting our leverage of fixed operating costs.

    12 Month Results
    Sales for the 12 months ending September 30, 2003 were $922.1 million, compared to $572.7 million for the prior year. Operating income was $59.6 million, a decrease of five percent over last year. Fiscal 2003 year-to-date results include $32.6 million in special charges, and a $6.2 million reduction in net sales reflecting retailer inventory repricing programs. In Fiscal 2002, operating income included a $12.0 million bad debt expenses related to the Kmart bankruptcy and $1.2 million of special charges related to the closing of a manufacturing facility in Latin America.
    Pro forma operating income was $98.4 million versus $76.2 million last year, an increase of 29 percent. The increase was attributable to the benefit of the VARTA acquisition, partially offset by a decrease in North America segment profitability after excluding the impact of the Kmart bad debt expense in last year's results.
    Interest expense rose to $37.2 million from $16.0 million last year, the result of higher debt levels associated with the additional borrowing on the Company's amended credit facility to finance the VARTA acquisition. Non-operating expense includes the write-off of $3.1 million of unamortized debt issuance costs associated with our previous credit facility, which was replaced as part of the VARTA acquisition. Other (income) expense improved $5.0 million versus last year, the result of favorable foreign currency exchange rates.
    Diluted earnings per share for the 12-month period were 48 cents compared to 90 cents last year. Pro forma diluted earnings per share for the full Fiscal 2003 were $1.27, a nine percent increase compared to pro forma diluted earnings per share of $1.16 for the same period last year. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the twelve-month period and the comparable period last year.
    North America sales were $376.0 million, down 14 percent from the $435.5 million reported last year. This decline was primarily driven by a decline in alkaline sales due to lower volume resulting from the intense competitive environment and to pricing adjustments made during the year.
North America segment profitability was $64.8 million, a decrease from $85.5 million reported last year. The profitability decline is due mainly to the sales decline and changes in the sales mix. Last year's results included the Kmart bad debt expense of $12.0 million.
    The Europe/Rest of World results were significantly improved, reflecting the benefits of the VARTA acquisition. Sales in the region were $421.1 million, up from $52.5 million last year. Hearing aid battery sales and Rayovac branded battery sales also contributed to these favorable results. The region's segment profitability increased to $49.7 million from $5.1 million for the comparable period last year.
    In Latin America, sales increased to $125.0 million from $84.7 million in the same period last year. The sales improvement was attributable to the VARTA acquisition offset by continuing economic weakness and political instability in the region. Latin America segment profitability was $17.7 million versus $5.3 million last year. This improvement was the result of improved sales and gross profit margins, somewhat offset by increased operating expenses.

    Remington Acquisition
    On September 30, 2003, the Company closed the acquisition of Remington Products LLC., which was originally announced on August 22, 2003. Remington is a leading marketer of foil and rotary electric shavers, personal care and grooming products for men and women. Remington's core North American shaving and grooming products business has grown an average of 18 percent per year from 1998 through 2002. Internationally, Remington products are sold through a network of subsidiaries and distributors in more than 85 countries. Remington is the number one selling brand of men's and women's foil electric shavers in North America.
    To finance the transaction, Rayovac sold $350 million of 8.5 percent senior subordinated notes due 2013 and added $50.0 million to the term loan portion of the Company's senior credit facility. On October 29, 2003, Rayovac also successfully completed the redemption of the remaining Series B and Series D Senior Subordinated Notes issued by Remington Products Company and Remington Capital Corp that were not tendered at the time of the closing of the Remington transaction.

    Restructuring Initiatives
    On October 10, 2002, the Company announced and committed to a series of restructuring initiatives designed to optimize the global resources of the combined VARTA and Rayovac organizations, eliminate surplus manufacturing capacity and functional overhead, and to rationalize its main North America packaging and distribution facilities into a single modern facility. As part of this restructuring, the Company took additional actions in North America to relaunch its alkaline products, simplify its consumer product pricing and reduce its cost structure to align with its new pricing strategy. Total charges for all of the restructuring initiatives were $38.8 million of which $4.8 million occurred in the fourth quarter. Total cash costs of the program were $25.2 million for the fiscal year. There will be no additional charges for these initiatives.

    Fiscal Year 2004 Outlook
    For the fiscal year ending September 30, 2004 the Company expects diluted earnings per share to be approximately $1.60 to $1.70 based upon current business condition assumptions. This is an increase of approximately 26 percent to 34 percent over Fiscal 2003 and is based on expectations of the Remington acquisition, continued synergy benefits of the VARTA acquisition and internal earnings growth. Organic sales growth for the combined Company is estimated in the 3 to 4 percent range. Taking the Remington acquisition into account, we expect combined sales should total approximately $1.3 billion.

    Non-GAAP Measurements
    To assist investors in the reconciliation of GAAP financial reporting to pro forma results, which present operating results on a basis excluding restructuring items, the Company has placed a financial model on its website detailing all of the items that historically reconcile the GAAP vs. pro forma income statements. The model can be found at www.rayovac.com under About Rayovac/Investor Resources. A reconciliation is also attached as Table 3 to this press release.
    Management, as well as certain investors, use these results of operations (excluding restructuring items) to help measure the Company's current and future financial performance and to identify trends in its financial condition and results of operations. We believe these measurements provide supplemental and useful information to assist management and investors in analyzing the Company's financial position and results of operations, but do not replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results; and as a means to identify the results of on-going core operations.

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world's leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men's and women's foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the ROV symbol.

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of consumer batteries, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing and distribution cost efficiencies and
(5) various other factors, including those discussed herein and those set forth in the Company's most recent Form 10-Q, Annual Report on Form 10-K and the S-4 Registration statement filed November 6, 2003 in connection with the Company's most recent bond offering.


                             RAYOVAC CORPORATION
               Condensed Consolidated Statements of Operations
     For the three and twelve month periods ended September 30, 2003 and
                              September 30, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                             THREE MONTHS               TWELVE MONTHS
                                          INC                        INC
                       F2003     F2002 (DEC) %   F2003    F2002  (DEC) %

    Net sales         $252.0    $154.3   63.3%   $922.1    $572.7   61.0%
    Cost of goods sold 154.1      85.4            549.5     334.1
    Special charges     (0.7)     (1.4)            21.1       1.2
      Gross profit      98.6      70.3   40.3%    351.5     237.4   48.1%

    Selling             47.4      27.6            185.2     104.4
    General and
     administrative     18.5      13.9             80.9     56.9(a)
    Research and
     development         2.8       3.3             14.3      13.1
    Special charges      1.6        --             11.5        --

    Total operating
     expenses           70.3      44.8            291.9     174.4

      Operating income  28.3      25.5   11.0%     59.6      63.0    (5.4%)

    Interest expense     9.1       3.8             37.2      16.0
    Non-operating
     expense              --        --              3.1(b)     --
    Other (income)
     expense, net       (0.1)      1.2             (3.7)      1.3

      Income before
       income taxes     19.3      20.5   (5.9%)    23.0      45.7   (49.7%)

    Income tax expense   6.4       7.4              7.5      16.5

      Net income       $12.9     $13.1   (1.5%)   $15.5     $29.2   (46.9%)

    Average shares
     outstanding        31.9      31.8             31.8      31.8

    Basic earnings per
     share             $0.40     $0.41            $0.49     $0.92


    Average shares and
     common stock
     equivalents
     outstanding        32.7      32.3             32.6      32.4

    Diluted earnings
     per share         $0.39     $0.41            $0.48     $0.90

    (a) The twelve month period ending September 30, 2002 reflects a bad debt expense of $12.0 million attributable to the Kmart bankruptcy.
    (b) The twelve month period ending September 30, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.


                             RAYOVAC CORPORATION
                         Supplemental Financial Data
     For the three and twelve month periods ended September 30, 2003 and
                              September 30, 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

    Supplemental Financial Data                       F2003          F2002

    Cash (a)                                          $107.8           $9.9

    Total Debt (a)                                    $942.1         $201.9

    Business Segment Sales &    THREE MONTHS             TWELVE MONTHS
     Profitability           F2003        F2002       F2003         F2002

    Net Sales
      Europe/ROW            $108.7        $14.1     $421.1         $52.5
      North America          108.8        122.6      376.0         435.5
      Latin America           34.5         17.6      125.0          84.7
        Total net sales     $252.0       $154.3     $922.1        $572.7

    Segment Profit
      Europe/ROW             $14.0        $ 2.0      $49.7          $5.1
      North America           19.8         33.0       64.8          85.5(b)
      Latin America            6.8         (1.2)      17.7           5.3
        Total segment profit  40.6         33.8      132.2          95.9

      Corporate               11.4          9.7       40.0          31.7
      Special charges          0.9         (1.4)      32.6           1.2
      Interest expense         9.1          3.8       37.2          16.0
      Non-operating expense     --           --        3.1            --
      Other (income) expense,
       net                    (0.1)         1.2        (3.7)          1.3

        Income before income
         taxes               $19.3        $20.5      $23.0         $45.7

    (a) Cash and Total Debt includes the impact of the Remington acquisition and related financing activities and are reconciled to pre-acquisition operating levels as follows:

    Cash
    Base Rayovac cash                      $12.9
    Cash for retirement of remaining
     Remington notes                        56.0
    Remington cash on hand                  15.9
    Cash to fund incremental working
     capital requirements                   23.0
      Cash at September 30, 2003          $107.8

    Total Debt
    Base Rayovac debt                     $489.3
    Net debt increase to fund Remington
     acquisition                           396.8
    Remaining Remington notes outstanding   56.0
      Total debt at September 30, 2003    $942.1

    (b) The twelve month period ending September 30, 2002 reflects a bad debt expense of $12.0 million attributable to the Kmart bankruptcy.


                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
        For the twelve month periods ended September 30, 2003 and 2002
                                 (Unaudited)
                   (In millions, except per share amounts)

                                             THREE MONTHS
                                2003                          2002
                                        Excluding                    Excluding
                        As       Non-      Non-      As       Non-     Non-
                     reported recurring recurring reported recurring recurring
    Net sales (a)    $ 252.0      $ 3.9  $255.9   $154.3       $--   $154.3
    Gross profit
      (b),(c)           98.6        3.2   101.8     70.3      (1.4)    68.9
      Gross profit
       % of sales      39.1%              39.8%    45.6%              44.7%

    Operating
     expenses (d)       70.3        1.6    68.7     44.8        --     44.8
    Operating income    28.3        4.8    33.1     25.5      (1.4)    24.1
      Operating income
       % of sales      11.2%              12.9%    16.5%              15.6%

    Income before
     income taxes       19.3        4.8    24.1     20.5      (1.4)    19.1
    Net income          12.9        3.0    15.9     13.1      (0.9)    12.2

    Basic earnings
     per share         $0.40      $0.10   $0.50    $0.41    $(0.03)   $0.38

    Diluted earnings
     per share         $0.39      $0.10   $0.49    $0.41    $(0.03)   $0.38


    (a) Reflects the impact of North America retailer inventory repricing programs of approximately $3.9 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) Fiscal 2003 reflects the impact of (i) North America retailer inventory repricing programs of approximately $3.9 million, (ii) North America restructuring initiatives of approximately ($1.0) million primarily reflecting inventory and fixed asset impairment change in estimates of ($1.8) million, a change in estimate associated with our closure of our Wonewoc, Wisconsin manufacturing facility closed during 2001 of approximately ($0.3) million, termination benefits of approximately $0.2 million, and relocation and other expenses of approximately $0.9 million associated with the relocation of the Company's Madison, Wisconsin packaging facility to the Company's new leased distribution and packaging facility in Dixon, Illinois, and
        (iii) European restructuring initiatives of approximately
        $0.3 million.

    (c) Fiscal 2002 reflects a change in estimate associated with the completion of the Company's 2001 restructuring initiatives and its closure of its Santo Domingo, Dominican Republic plant in July 2002.

    (d) Fiscal 2003 reflects restructuring initiatives of approximately
        $1.6 million primarily reflecting (i) termination benefits and exit costs of approximately $0.9 million associated with the relocation of the Company's Middleton, Wisconsin distribution facility to the Company's new leased distribution and packaging facility in Dixon, Illinois and (ii) distributor termination costs of approximately
        $0.7 million associated with our European operations.


                                             TWELVE MONTHS
                                2003                          2002
                                        Excluding                    Excluding
                        As       Non-     Non-      As        Non-     Non-
                     reported recurring recurring reported recurring recurring
    Net sales (a)    $ 922.1    $6.2    $928.3    $572.7    $  --    $572.7
    Gross profit
      (b),(c)          351.5    27.3     378.8     237.4      1.2     238.6
      Gross profit
       % of sales      38.1%              40.8%    41.5%              41.7%

    Operating
     expenses (d),(e)  291.9    11.5      280.4    174.4      12.0    162.4
    Operating income    59.6    38.8       98.4     63.0      13.2     76.2
      Operating income
       % of sales       6.5%              10.6%    11.0%              13.3%

    Income before income
     taxes (f)          23.0    41.9       64.9     45.7      13.2     58.9
    Net income          15.5    26.0       41.5     29.2       8.3     37.5

    Basic earnings per
     share             $0.49   $0.82      $1.31   $ 0.92     $0.26    $1.18

    Diluted earnings
     per share         $0.48   $0.79      $1.27   $ 0.90     $0.26    $1.16



    (a) Reflects the impact of North America retailer inventory repricing programs of approximately $6.2 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) Fiscal 2003 reflects the impact of (i) North America retailer inventory repricing programs of approximately $6.2 million, (ii) European integration initiatives of approximately $2.3 million primarily reflecting termination benefits of approximately
        $1.2 million and inventory and asset impairments of approximately
        $1.1 million, (iii) North America restructuring initiatives of approximately $12.5 million, including fixed asset and inventory impairments of approximately $6.7 million, pension and termination costs of approximately $3.4 million, and relocation expenses and other expenses of approximately $2.4 million associated with the relocation of the Company's Madison, Wisconsin packaging facility to the Company's new leased distribution and packaging facility in Dixon, Illinois, and (iv) Latin America restructuring initiatives of approximately $6.3 million reflecting the closure of the Company's Mexico City, Mexico manufacturing location, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of approximately $4.1 million, and other shutdown related expenses of approximately $0.8 million.

    (c) Fiscal 2002 reflects (i) the Company's closure of its Santo Domingo, Dominican Republic plant and outsourcing of certain zinc carbon production at its Mexico City, Mexico manufacturing location, including approximately $1.2 million of termination benefits and approximately $1.0 million of equipment, inventory, and other asset impairments and (ii) a change in estimate associated with the completion of the Company's 2001 restructuring initiatives.

    (d) Fiscal 2003 reflects (i) North America and Corporate restructuring initiatives of approximately $7.7 million, including approximately $5.5 million of termination benefits, research and development contract termination costs of approximately $0.5 million, fixed asset impairments of approximately $0.3 million associated with the relocation to the Company's new leased distribution and packaging facility in Dixon, Illinois, and other expenses of approximately
        $1.4 million, (ii) European integration initiatives of approximately $2.3 million, including approximately $0.9 million of distributor termination costs, approximately $0.6 million of termination benefits, asset impairments of approximately $0.2 million, and other expenses of approximately $0.6 million, and (iii) Latin America integration initiatives of approximately $1.5 million, primarily reflecting termination benefits associated with the integration of our Mexico and Colombia businesses.

    (e) Fiscal 2002 reflects a bad debt expense of approximately $12.0 million attributable to the Kmart bankruptcy.

    (f) Includes the non-recurring items discussed in footnotes (a) through
        (e) and, in Fiscal 2003, the write-off of unamortized debt issuance costs of approximately $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

SOURCE  Rayovac Corp.
    -0-                             11/13/2003
    /NOTE TO EDITORS: The '3' in 'I-C3' should be written in superscript form./
    /CONTACT: John Daggett of Rayovac Corp., +1-608-275-4912/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020716/ROVLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  www.rayovac.com /
    (ROV)

CO:  Rayovac Corp.
ST:  Wisconsin
IN:  CHM
SU:  ERN